Exhibit 99.1

Network Engines Revises Outlook for the Fourth Quarter of Fiscal 2004

    CANTON, Mass.--(BUSINESS WIRE)--Oct. 4, 2004--Network Engines, Inc. (NASDAQ:NENG), a leading developer, manufacturer and distributor of storage and security solutions, today announced that it now expects net revenues for its fiscal fourth quarter ended September 30, 2004 to be between $30.5 million and $31.0 million, below its previous outlook of $32 million to $36 million provided on July 22, 2004. Network Engines attributed the lower than anticipated net revenues primarily to lower than expected OEM sales. Based on the lower than expected net revenues, the company expects its net loss to be at the high end or possibly greater than the projected net loss range of ($900,000) to ($1.1) million previously provided on July 22, 2004. The net loss will be determined after the company's standard year-end close process and after the year-end independent audit of its financial statements for the year ended September 30, 2004. Despite the net revenues shortfall, the company expects its cash, cash equivalents and short-term investments at September 30, 2004 to be approximately $39.5 million, which would be above the high end of the outlook previously provided of between $33 million and $35 million and greater than the cash balance of $37.8 million at June 30, 2004.
    Network Engines expects to announce its fourth quarter and year-end fiscal 2004 financial results on or around November 4, 2004.

    About Network Engines

    Network Engines (NASDAQ:NENG) is a leading developer, manufacturer and distributor of storage and security solutions. The company works with its software and network equipment provider partners to develop, manufacture, and distribute server appliances and complimentary components for mission-critical storage and security networking applications. Headquartered in Canton, Massachusetts, Network Engines was founded in 1997. For additional information on the Company's products and services, visit www.networkengines.com.

    Safe Harbor Regarding Forward-Looking Statements

    Statements in this press release regarding Network Engines' (the "Company") expected or projected financial performance including statements regarding net revenues, net loss, and cash, cash equivalents and short-term investment position, and any other statements about Network Engines' management's expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company's actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including those factors contained in the Company's most recent Annual Report on Form 10-K for the year ended September 30, 2003 and the Company's Form 10-Q for the quarter ended June 30, 2004 under the section "Factors That May Affect Future Operating Results" as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission. Forward-looking statements include statements regarding the Company's expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate", "believe", "could", "estimate", "expect", "intend", "may", "should", "will", and "would" or similar words. The Company assumes no obligations to update the information included in this press release.

    Network Engines, the Network Engines logo and TidalWire are trademarks of Network Engines, Inc. All other trademarks are the property of their respective holders.

    CONTACT: Network Engines, Inc.
             Erica Smith, 781-332-1163
             erica.smith@networkengines.com